EXHIBIT 10(n)

                              EMPLOYMENT AGREEMENT
         This Employment Agreement ("Agreement") is entered into by and between Halliburton Company ("Employer") and David J. Lesar ("Employee"), effective as of August 1, 1995 (the "Effective Date"), in connection with the transfer of Employee's employment from Halliburton Energy Services, a division of Employer ("HES"), to the Employer.

                                    RECITALS:

         Employee and HES previously entered into an agreement dated October 26, 1993 (the "1993 Agreement") setting forth certain terms and conditions of Employee's employment by HES.

         The purpose of this Agreement is to clarify which of the terms and conditions contained in the 1993 Agreement apply to Employee's employment by Employer and to set forth the parties' further agreement with respect to Employee's employment by Employer.

         Employer and Employee hereby agree as follows:

         1. Employee shall be employed by Employer as of the Effective Date as its Executive Vice President and Chief Financial Officer.

         2. If Employee's employment is involuntarily terminated by Employer for any reason other than termination for Cause (as hereinafter defined) Employer shall pay to Employee a lump sum cash severance benefit within 30 days, equal to
(i) the product obtained by multiplying Employee's annual base salary (referenced with respect to the highest annual base salary rate achieved while employed by Employer) by five and (ii) the value of any shares of Employer's common stock (based upon the closing price of Employer's common stock on the New York Stock Exchange on the date of termination of employment) which were granted to Employer under the Employer's 1993 Stock and Long-Term Incentive Plan (the "1993 Plan"), or any successor plan, and which are forfeited as a result of Employee's termination of employment.

         "Cause"  shall  mean  (i)  Employee's   gross   negligence  or  willful
misconduct in the performance of his duties and  responsibilities to Employer or
(ii) Employee's conviction of a felony.

         3. While Employee is employed by Employer, Employee will be designated as a participant in the Halliburton Company Senior Executives' Deferred Compensation Plan (or any successor supplemental retirement benefit plan) and annual allocations to Employee's Deferred Compensation Account thereunder will be recommended to the Compensation Committee of Directors (the "Compensation Committee"), which recommended allocations shall be no less than the amount calculated pursuant to the Compensation Committee's then existing methodology for calculating supplemental retirement additions.

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         4. While Employee is employed by Employer, annual grants of options for
Employee to purchase shares of Employer's Common Stock under the 1993 Plan, or any successor plan, will be recommended to the Compensation Committee, such recommendations to be consistent, in terms of grant size and other provisions, with the criteria utilized from time to time by the Compensation Committee for similarly situated executives.

         5. This Agreement supersedes in all respects the 1993 Agreement.

         This Agreement is executed this 5th day of March, 1996, but effective as of the date first above stated.


                                           HALLIBURTON COMPANY



                                           By:/s/ Richard B. Cheney
                                              Richard B. Cheney
                                              Chairman of the Board, President
                                                and Chief Executive Officer


                                              EMPLOYEE



                                              /s/ David J. Lesar
                                              David J. Lesar